QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)

Folksamerica Holding Company
401(k) Savings & Investment Plan
Financial Statements for the years ended
December 31, 2002 and 2001

Folksamerica Holding Company
401(k) Savings and Investment Plan
Table of Contents

Page
Report of Independent Accountants	1
Financial Statements:
Statements of Net Assets Available for Plan Benefits as of December 31, 2002 and 2001	2
Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2002 and 2001	3
Notes to Financial Statements	4-8
Supplemental Schedules:
Schedule H, Line 4(i)—Schedule of Assets Held at End of Year As of December 31, 2002	9

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustee and Participants of the Folksamerica Holding Company
    401(k) Savings & Investment Plan:

        In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Folksamerica Holding Company 401(k) Savings & Investment Plan (the "Plan") at December 31, 2002 and 2001, and the changes in its net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held at Year End is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

June 20, 2003

Folksamerica Holding Company
401(k) Savings and Investment Plan
Statements of Net Assets Available for Plan Benefits
December 31, 2002 and 2001

	2002	2001
Investments
Funds on deposit with Merrill Lynch Trust Company of New York	$13,039,431	$13,532,976
Loans to participants	82,996	115,505

Total investments	13,122,427	13,648,481

Receivables:
Employer contributions	72,359	61,904
Participant contributions	98,701	77,506

Net assets available for plan benefits	$13,293,487	$13,787,891

See accompanying notes to financial statements.

Folksamerica Holding Company
401(k) Savings and Investment Plan
Statements of Changes in Net Assets Available for Plan Benefits
for the years ended December 31, 2002 and 2001

	2002	2001
Additions (deductions) to net assets attributed to:
Interest and dividend income	$374,437	$477,537
Net depreciation in fair value of investments	(1,819,158)	(389,919)

Net investment (loss) income	(1,444,721)	87,618
Contributions:
Employer contributions	659,234	690,029
Participant contributions and rollovers	1,068,327	895,921
Plan conversion	—	371,371

Total contributions	1,727,561	1,957,321
Deductions from net assets attributed to:
Benefits paid to participants	770,046	946,644
Other decreases	7,198	26,811

Total deductions	777,244	973,455
Net (decrease) increase in net assets available for plan benefits	(494,404)	1,071,484
Net assets available for plan benefits:
Beginning of year	13,787,891	12,716,407

End of year	$13,293,487	$13,787,891

See accompanying notes to financial statements.

Notes to Financial Statements

1. The Plan:

  Description of Plan

  The following brief description of the Folksamerica Holding Company 401(k) Savings & Investment Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information. Participants in the Plan include employees of Folksamerica Holding Company, Inc. ("Folksamerica") and a limited number of employees of White Mountains Insurance Group, Ltd. ("White Mountains"), Folksamerica's ultimate parent company, and certain affiliates. Folksamerica and White Mountains are collectively referred to as the "Company". During 2001, there was a plan conversion in which assets of White Mountains' previous benefit plan were transferred into the Plan.

  The Plan was originally established on January 1, 1981 to provide retirement benefits for eligible employees of Folksamerica. The Plan was amended on October 1, 1994 to reflect a change in asset managers.

  The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributes to the Plan the total amount of salary reduction an employee elects to defer. Employees may elect to defer from 1% to 12% of their monthly salary (limited to an annual maximum of $11,000 and $10,500 in 2002 and 2001, respectively). The Company provides matching contributions equal to 100% of an employee's elective contribution up to six (6) percent of an employee's contributed compensation. The Company may also make additional discretionary contributions to the Plan, however no such contributions were made in 2002 or 2001.

  The Plan is sponsored and administered by the Company (the "Plan Administrator"). The Company has appointed Merrill Lynch Trust Company of New York ("Merrill Lynch") as trustee who is responsible for the management of the Plan's assets. Expenses related to the administration of the Plan are paid by the Company.

  Eligibility and Participation

  Employees of the Company must complete one (1) year of service and have attained the age of 18 to become eligible for participation in the Plan. A year of service is defined as a twelve consecutive month period, beginning on the employee's date of hire, during which he or she completes 1,000 hours of service. An hour of service is any hour the employee works for the Company and is entitled to payment from the Company. An employee becomes a member of the Plan on the entry date coincident with or next following the date that he or she meets the eligibility requirements.

  Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

  Beginning on January 1, 2003, employees will be eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire. Management does not expect this to have a material effect on Plan's financial statements.

  Vesting

  Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

  The Plan provides for full (100%) vesting of the Company's contributions. Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

  Transfers

  Participants are permitted to change the investment of their interests in any of the funds on a daily basis subject to certain limits.

  Forfeitures

  Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only. Amounts forfeited due to terminations of employment will be used to reduce the Company's future contributions to the Plan. The forfeitures were $25,618 and $4,427 for 2002 and 2001, respectively.

  Participant Loans

  The Plan allows loans to participants up to a maximum amount of 50% of the participant's vested balance not to exceed $50,000. Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator. The interest rates on participant loans outstanding at December 31, 2002 and 2001 range from 5.25% to 10.5% and 7.0% to 10.5%, respectively.

  Payment of Benefits

  Each participant's accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

  Asset Management

  The trustee of the Plan is also the record keeper and custodian of the Plan's assets.

  Plan Termination

  Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time. In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

2. Summary of Significant Accounting Policies:

  Basis of Presentation

  The accompanying statements of net assets available for plan benefits and changes in net assets available for plan benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

  Risks and Uncertainties

  The Plan provides for investment options in mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

  Investments

  The Plan provides for participant directed investment programs with Merrill Lynch. During 2000 the Company added several funds to the Plan as well as the option for self-directed equity investments (the "Self-Direct RCMA option"), to enhance options available to employees. Additionally, participants have the option to invest in the publicly traded common shares of White Mountains ("WTM"). A description of the investment funds of the Plan is set forth in each fund's prospectus.

  The Plan's investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.

  Pooled separate account balances (i.e., individual funds) are recorded at fair value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts. The value of each separate account is determined at the close of each business day based on market values of the underlying assets. Gain or loss on investments in pooled separate accounts sold during the year is based on their inventory value (market value at the beginning of the period or cost if purchased prior to the beginning of the period). Increase or decrease in the value of investments held in pooled separate accounts at year end is based on the difference between the market value of such investments at the end of the year and their inventory value.

  Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants' paychecks. Funds are remitted to the Plan monthly.

  Loans to participants are stated at cost less principal pay downs.

  The Plan presents in the statements of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

  Income Taxes

  On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code. The Plan has subsequently been amended, however, the Plan Administrator believes that the Plan continues to be designed and operated in accordance with the requirements for qualification. Therefore, no provision for income taxes is made in the accompanying financial statements.

  Reclassifications:

  Certain reclassifications have been made to the amounts presented for the prior period to conform to the 2002 presentation.

3. Investments

        Investments, at fair value, that represent five percent or more of the Plan's net assets at December 31, 2002 and/or 2001 are separately identified as follows:

	2002	2001
Merrill Lynch Retirement Preservation Trust Fund & Other*	$3,992,145	$3,590,548
White Mountains Insurance Group, Ltd.	2,603,733	2,642,752
Merrill Lynch S&P Index Fund	1,066,095	981,417
Merrill Lynch Balanced Capital Fund	921,227	1,229,026
PIMCO Total Return Fund	905,685	715,009
Davis Venture Fund	716,696	762,384
Merrill Lynch Global Allocation Fund	634,240	772,446
Merrill Lynch Fundamental Growth Fund	628,522	802,815
Self-Direct RCMA Option	451,901	815,662

	$11,920,244	$12,312,059

    *Other includes cash of $2,618 and $2,435 in pooled separate accounts (reported separately by Merrill Lynch) at December 31, 2002 and 2001.

  Each participant's account is credited with the participant's contributions, which include amounts transferred from other Plans (i.e., rollovers).

4. Reconciliation of Financial Statements to Form 5500:

2002:
Total contributions:
Balance per financial statements	$1,727,711
Current contribution receivable	(171,060)
Prior year contribution receivable	139,411
Classification difference	(152)

Balance per Form 5500	1,695,910
Net assets available for plan benefits — end of year
Balance per financial statements	13,293,487
Contributions receivable	(171,060)

Balance per Form 5500	$13,122,427

2001:
Total contributions:
Balance per financial statements	$1,957,321
Current contribution receivable	(139,411)
Prior year contribution receivable	90,766
Classification difference — Plan Conversion	(371,371)

Balance per Form 5500	$1,537,305

Net assets available for plan benefits — end of year
Balance per financial statements	$13,787,981
Contributions receivable	(139,411)
Classification difference	(90)

Balance per Form 5500	$13,648,480

Folksamerica Holding Company
401(k) Savings and Investment Plan
Supplemental Data Required by the Department of Labor
Schedule H, Line 4(i)
Schedule of Assets Held at End of Year
December 31, 2002

Identity of Issue, Borrower	Description of Investment	Cost	Current Value
Merrill Lynch	Merrill Lynch Retirement Preservation Trust and other cash accounts	$3,992,145	$3,992,145
	White Mountains Insurance Group, Ltd.	1,572,785	2,603,733
	Merrill Lynch S&P 500 Index Fund	1,406,950	1,066,095
	Merrill Lynch Capital Fund	1,371,727	921,227
	PIMCO Total Return Fund	890,222	905,685
	Davis Venture Fund	893,365	716,696
	Merrill Lynch Global Allocation Fund	762,593	634,240
	Merrill Lynch Fundamental Growth Fund	1,236,538	628,522
	Self-Direct RCMA Option	451,901	451,901
	Merrill Lynch Small Capital Value Fund	419,408	378,133
	Van Kampen Emergency Growth Fund	331,485	184,239
	Oppenheimer Quest Balanced Value Fund	209,380	161,888
	AIM International Equity Fund	168,542	133,571
	Merrill Lynch Healthcare Fund	60,206	50,025
	Ivy International II Fund	52,208	41,369
	Merrill Lynch Pacific Fund	43,394	36,446
	Davis Financial Fund	42,258	36,069
	AIM Advanced Real Estate Fund	19,961	20,422
	PIMCO Innovation Fund	27,603	17,801
	Merrill Lynch Small Cap Index Fund	20,078	17,279
	Seligman Comm & Info Fund	14,556	10,933
	Federated International Small Company Fund	12,751	10,853
	Merrill Lynch Latin America Fund	10,998	9,081
	Pioneer Europe Fund	11,628	9,057
	Merrill Lynch Euro Fund	1,964	2,021

		$14,024,646	$13,039,431

Participant loans	Interest rates, 5.25% to 10.5%	$82,996	$82,996

QuickLinks

Folksamerica Holding Company 401(k) Savings & Investment Plan Financial Statements for the years ended December 31, 2002 and 2001
Folksamerica Holding Company 401(k) Savings and Investment Plan Table of Contents
REPORT OF INDEPENDENT ACCOUNTANTS
Folksamerica Holding Company 401(k) Savings and Investment Plan Statements of Net Assets Available for Plan Benefits December 31, 2002 and 2001
Folksamerica Holding Company 401(k) Savings and Investment Plan Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2002 and 2001
Notes to Financial Statements
Folksamerica Holding Company 401(k) Savings and Investment Plan Supplemental Data Required by the Department of Labor Schedule H, Line 4(i) Schedule of Assets Held at End of Year December 31, 2002